Exhibit 11.

United Community Bancshares, Inc. and Subsidiaries
Computation of Earnings per Share
(Unaudited)

                                                           Three Months Ended
                                                               March 31,
                                                           1997       1996

Primary and fully diluted:
   Weighted average number of common shares
      outstanding                                         596,955    545,054
   Net effect of assumed exercise of stock options
      based on treasury stock method                        --         --   (1)
                                                        ---------  ---------
                                                          596,955    545,054
                                                        =========  =========

   Net income                                          $1,203,330   $995,015

   Net income per common share                         $     2.02   $   1.83


(1) Common stock equivalents are excluded because the aggregate dilution from the common stock equivalents is less than three percent of earnings per share outstanding.